Exhibit 10.61

April 7, 2003

David E. Pertl, Senior Vice President & Chief Financial Officer

Fresh Choice, Inc.

485 Cochrane Circle

Morgan Hill, Ca 95037

Dear David,

In response to your recent request, Mid-Peninsula Bank, subject to your acceptance and acknowledgement, hereby agrees to amend our Revolving Loan Agreement with Fresh Choice, Inc. dated October 5, 2001 (as amended June 3, 2002 and subsequently amended December 10, 2002) as follows:

•                  Section 4.7                    Net Worth Ratio.

At all times, maintain a ratio of Debt to Tangible Net Worth of not greater than 0.80 to 1.00.

•                  Section 4.8                    Other Ratio.

Maintain a ratio, as of the end of each fiscal quarter of Borrower, as measured on a rolling four fiscal quarter basis, of (x) the sum of Borrower’s annual earning before interest, taxes, depreciation, asset impairment and amortization expenses (but excluding any non-cash income) less dividends and distributions paid to shareholders of Borrower, to (y) the amount of current portion of long-term obligations as reflected on Borrower’s most recent balance sheet date plus the amount of the interest expense for the preceding four fiscal quarters, of 2.00 to 1.00.  Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.

•                  Section 4.9                    Capital Expenditures.

Not make Total Capital Expenditures in excess of $5,000,000.00 during the fiscal year ending December 28, 2003.

•                  Section 4.10                 Total Shareholder Equity.

Maintain at all times a Tangible Net Worth in excess of $20,000,000.00.

Please sign and return the acknowledgement copy to this letter to me to confirm your acceptance of the above modifications on behalf of Fresh Choice, Inc.  In addition, your acknowledgement will confirm to Mid-Peninsula Bank that, except as expressly changed by this agreement, the terms of the original obligations of Fresh Choice, Inc. to Mid-Peninsula Bank, including all agreements evidencing or securing the obligations, remain unchanged and in full force and effect.

Sincerely,

/s/Joe Stafford

Joe Stafford
Senior Vice President

Acknowledged and Accepted by:
Fresh Choice, Inc.
By:

/s/David E. Pertl
David E. Pertl, Senior Vice President & Chief Financial Officer